                                                                    EXHIBIT 99.1


                        THE L.L. KNICKERBOCKER CO., INC.

                  REPORTS FILING OF MOTION FOR ORDER APPROVING
                       OVERBID PROCEDURES AND TOPPING FEE
                   IN CONNECTION WITH SALE OF COMPANY'S ASSETS

Lake Forest, California, July 27, 2001/PR Newswire/ - The L.L. Knickerbocker Co., Inc. reported today the filing with the United States Bankruptcy Court of a motion for order approving overbid procedures and topping fee in connection with a proposed sale of substantially all of the company's assets (the "Motion"). The United States Bankruptcy Court has scheduled a hearing on the Motion for July 31, 2001.

The subject of the Motion is to establish bidding procedures and a topping fee for the sale of substantially all of Knickerbocker's assets to a company to be formed by Brian Blosil or his designee. In consideration for the purchase of Knickerbocker's assets, the purchaser will assume approximately $4 million of Knickerbocker's debts and liabilities and will issue to the pre-petition unsecured creditors of Knickerbocker redeemable preferred units with an aggregate redemption value of approximately $3 million.

The Motion asks the Bankruptcy Court to approve procedures related to the sale of Knickerbocker's assets including the following: (1) the purchase price of competing bids must be at least $6 million in cash plus a topping fee of 3%,
(2) competing bidders must provide to Knickerbocker a deposit of $1 million,
(3) Brian Blosil will have the opportunity to match any competing bid and (4) if Brian Blosil does not match any competing bid, the assets will be sold to the competing bidder and the 3% topping fee will be paid to Brian Blosil as compensation for his costs and expenses. If the overbidding procedures are approved and no substantial overbid for Knickerbocker's assets is received, it is unlikely that the shareholders of Knickerbocker will receive any proceeds from the sale of assets.

The L.L. Knickerbocker Co., Inc. is a multi-brand collectible products, gift, toy and jewelry company that designs, develops, produces and markets products over diverse distribution channels. The Company's products are sold through independent gift and collectible retailers, department stores, electronic retailers, Internet, and international distributors. The Company is a major supplier of collectible products and fashion jewelry to the leading electronic retailer.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual future results or events may vary materially from those described herein.